Exhibit 99.1

                         NEWS RELEASE

Lincoln Financial Group Reports Third Quarter 2008 Results
_____________________________________________
Solid Retirement and Insurance Deposits with Positive Net Flows
Equity and Credit Markets Pressure Earnings

Philadelphia, PA, October 28, 2008 – Lincoln Financial Group (NYSE:LNC) today reported net income of $148 million, or $0.58 per diluted share, for the third quarter of 2008, versus $330 million, or $1.21 per diluted share, in the prior-year quarter. Net income for the current quarter included $167 million, after DAC and tax, or $0.65 per diluted share, of net realized losses on investments and derivatives, including the results of the variable annuity hedge program, compared to $43 million, after DAC and tax, or $0.15 per diluted share, in the year-ago period.

Income from operations for the third quarter of 2008 was $316 million, or $1.23 per diluted share, compared to third quarter 2007 income from operations of $365 million, or $1.34 per diluted share. Income from operations in the current period included merger-related expenses of $13 million versus $29 million, pre tax, in the prior-year period. Return on equity (ROE), based on income from operations, was 11.2% for the third quarter of 2008.

The table attached to this release defines and reconciles income from operations, ROE, and book value per share excluding accumulated other comprehensive income (AOCI), non-GAAP measures, to net income, ROE, and book value per share including AOCI calculated in accordance with GAAP.

Third quarter earnings include the results of Lincoln Financial’s annual comprehensive review of actuarial assumptions and models underlying insurance-related assets and liabilities.

Consolidated Retail Retirement and Insurance Deposits and Flows
Consolidated retail deposits into retirement and insurance products, which include individual annuities, defined contribution plans, individual life insurance, and other wealth accumulation and protection products, were $5.4 billion in the third quarter of 2008, compared to $6.0 billion a year ago. Consolidated retail net flows in retirement and insurance products were $1.7 billion versus $2.1 billion in the 2007 quarter. Retirement and insurance account balances were $131 billion as of September 30, 2008.

Dennis R. Glass, president and CEO, said, “Overall, we were pleased with our third quarter results, which demonstrated the strength of our business model in the face of challenging economic conditions. As we move into the fourth quarter, these same conditions are expected to continue, which will create a challenging business environment. We have taken deliberate steps to preserve capital, enhance liquidity and manage exposures in an already diversified investment portfolio. Recognizing that market and economic conditions are changing rapidly, we will continue to monitor new developments and react as needed while executing on our business strategy.”

Notable Items Affecting 3Q 2008 Income from Operations
($ in millions except per share data)	After-tax Amount	EPS
Insurance Solutions – Life Insurance (DAC, Model Adjustments)	$(30)	$(0.12)
Investment Management (Seed Capital, Expenses)	(6)	(0.02)
Retirement Solutions – Individual Annuities (Tax-related Items, DAC)	13	0.05
Lincoln UK (DAC, Model Adjustments, Tax-related Items)	2	0.01

Year-over-year results were mainly affected by worsening economic conditions and equity markets, with the average of the S&P 500 down almost 9% in the third quarter of 2008 versus the second quarter and down 16% compared to the third quarter of 2007.

Income from operations in the third quarter of 2008 included alternative investment income of $27 million, pre DAC and tax, primarily concentrated in a couple limited partnerships. In the 2007 quarter, the company reported no alternative investment income. The current quarter’s results exceeded the company’s short-term expectations.

Third Quarter 2008 Segment Results
Retirement Solutions
Individual Annuities
Income from operations for the Individual Annuities segment was $131 million in the third quarter of 2008 versus $126 million in the year-ago period. The current quarter’s results included a net positive impact of approximately $13 million, after tax, primarily attributable to positive tax-related items, which were partially offset by negative retrospective DAC unlocking from lower fee income. The 2008 period reflects weak year-to-date equity markets, partially offset by positive net flows, driving average variable annuity account balances down $3.0 billion in the current quarter. The year-ago period benefited by approximately $6 million, after tax, primarily related to DAC unlocking.

In the quarter, gross deposits were $2.9 billion, down 15% from the year-ago period. Net flows for the segment were $944 million, down from $1.3 billion in the 2007 quarter, reflecting the decline in sales. Variable annuity product deposits of $2.6 billion were down 14% versus the prior-year period, reflecting soft market conditions which were moderated by growth in key distribution partners where the company recently expanded shelf space.

Defined Contribution
Third quarter income from operations for Defined Contribution was $42 million, versus $41 million for the same period a year ago. The third quarter of 2008 included strong investment income returns and lower expenses, partially offset by weak year-to-date equity markets which drove average variable account balances down $1.4 billion in the current quarter.

In the quarter, overall deposits of $1.3 billion were down 13%, reflecting challenging economic conditions and a seasonally soft third quarter. Total net flows were $93 million, reflecting an improvement in persistency, which was partially offset by a decline in deposits. Deposits of $687 million in the mid-to-large market were down 20% compared to a record 2007 quarter, while net flows were $465 million, up modestly over the second quarter and down compared to $598 million in the year-ago period. Deposits of $389 million in the micro-to-small market were flat sequentially and year-over-year, with a modest improvement in net flows versus the 2007 period.

Insurance Solutions
Life Insurance
Life Insurance income from operations was $137 million in the third quarter of 2008, compared to $183 million in the third quarter of 2007. The current quarter’s results included a net negative impact of approximately $30 million, after tax, primarily related to actuarial model adjustments, which were partially offset by DAC unlocking. The current period’s results also included strong returns in the alternative investment portfolio, as compared to weak returns in the third quarter of

2007. The year-ago period benefited by approximately $18 million, after tax, primarily related to DAC unlocking.

Life insurance sales, reported as paid annualized premiums, were $190 million in the third quarter, down 4% from the year-ago quarter, reflecting continued weakness in the economy and credit markets. Universal life insurance sales were up modestly versus the prior-year quarter and up 16% sequentially.

Group Protection
For the third quarter, Group Protection’s income from operations was $27 million, versus $33 million in the prior-year period. Both periods benefited from favorable non-medical loss ratios of 71.6% in the 2008 quarter and 68.6% in the 2007 quarter.

Net earned premiums were $371 million in the third quarter, up 10% over the year-ago quarter, reflecting prior quarters of strong sales results and favorable persistency. Annualized written premiums were $68 million, up 13% from the 2007 quarter.

Investment Management
The Investment Management segment reported income from operations of $5 million in the third quarter of 2008, compared to $22 million in the prior-year period. Third quarter 2008 earnings continued to be impacted by equity markets, the sale of certain fixed income assets in the fourth quarter of 2007, and negative net flows. The 2008 quarter included net negative items of approximately $6 million, after tax, primarily related to returns on seed capital and legal expenses. In the current quarter, account balances declined $9.1 billion, primarily due to equity markets and negative net flows.

Total deposits for the quarter were $4.0 billion, compared to $5.7 billion a year ago and $3.5 billion in the second quarter of 2008. Total net flows were negative $3.3 billion in the 2008 quarter, reflecting soft sales and increased redemptions in a challenging economic environment.

Lincoln UK
For the third quarter, the UK segment’s income from operations was $12 million, compared to $10 million in the third quarter of 2007. The current quarter included approximately $2 million,

after tax, of net positive items primarily attributable to tax-related items, with offsetting DAC unlocking and actuarial model adjustments.

Other Operations
The operating loss in Other Operations was $40 million in the quarter, versus $50 million in the prior-year quarter. Both periods included merger-related expenses. Merger-related expenses are expected to be approximately $12 million, pre tax, in the fourth quarter.

Capital and Share Repurchase
As of September 30, 2008, the book value per share of Lincoln National Corporation common stock, including AOCI, was $37.11, compared with $44.41 a year ago. Book value per share, excluding AOCI, was $44.18, compared with $43.67 a year ago.

The company repurchased 1 million shares in the third quarter at a total cost of $50 million. On October 10, the Lincoln National Board of Directors announced a reduction in the quarterly dividend from $0.415 per share to $0.21 per share, which is expected to add approximately $200 million to capital annually.

Realized and Unrealized Gains and Losses on Investments
Total gross realized losses on investments were $406 million, pre DAC and tax, including losses of $211 million related to financial institutions and $80 million related to residential mortgage backed securities. The company reported a net unrealized loss position for available-for-sale securities, including unrealized gains, of $1.9 billion, after DAC and tax, at the end of the third quarter.

Outlook
Due to volatile market conditions, Lincoln Financial will not be updating its full-year 2008 guidance. Instead, management will comment on overall market conditions during the third quarter earnings call.

This press release may contain statements that are forward-looking, and actual results may differ materially, especially given the current economic and credit conditions. Lincoln Financial’s actual experience in 2008 will almost certainly differ from many of the assumptions utilized in the outlook and the company’s expectations for these and a large number of other factors will probably change, leading us to revise our estimates over time.  Please see the Forward-Looking Statements – Cautionary Language that follow for additional factors that may cause actual results to differ materially from our current expectations.

Lincoln Financial Group will discuss the company’s third quarter results and outlook for 2008 with investors in a conference call beginning at 11:00 a.m. (ET) on Wednesday, October 29, 2008. Interested persons are invited to listen through the internet. Please go to www.LincolnFinancial.com/webcast at least fifteen minutes prior to the event to register, download and install any necessary streaming media software. Interested persons may also listen to the call by dialing the following numbers:

- Dial:	(877)-723-9502 (Domestic)
(719)-325-4797 (International)

- Ask for the Lincoln National Conference Call.

The company will also post its third quarter 2008 statistical supplement and a general account supplement on its Web site, www.LincolnFinancial.com/investor.

Lincoln Financial Group is the marketing name for Lincoln National Corporation (NYSE:LNC) and its affiliates. With headquarters in the Philadelphia region, the companies of Lincoln Financial Group had assets under management of $200 billion as of September 30, 2008. Through its affiliated companies, Lincoln Financial Group offers: annuities; life, group life and disability insurance; 401(k) and 403(b) plans; savings plans; mutual funds; managed accounts; institutional investments; and comprehensive financial planning and advisory services. Affiliates also include: Delaware Investments, the marketing name for Delaware Management Holdings, Inc. and its subsidiaries; and Lincoln UK. For more information, including a copy of our most recent SEC reports containing our balance sheets, please visit www.LincolnFinancial.com.

Contacts:	Jim Sjoreen	Laurel O’Brien
	484 583-1420	215 255-1520
	Investor Relations	Media Relations
	investorrelations@LFG.com	mediarelations@LFG.com

Definition of Income (Loss) from Operations and ROE
Income (loss) from operations and ROE, as used in the earnings release, are non-GAAP financial measures and are not substitutes for net income (loss) and ROE, calculated using GAAP measures.  Income (loss) from operations represents after-tax results excluding, as applicable, realized gains and losses associated with the following: sale or disposal of securities; impairments of securities; change in the fair value of embedded derivatives within certain reinsurance arrangements and the change in the fair value of related trading securities; change in the fair value of the embedded derivatives of our guaranteed living benefits within our variable annuities net of the change in the fair value of the derivatives we own to hedge the changes in the embedded derivative; net difference between the benefit ratio unlocking of SOP 03-1 reserves on our guaranteed death benefit riders within our variable annuities and the change in the fair value of the derivatives excluding our expected cost of the hedging instruments; and changes in the fair value of the embedded derivative liabilities related to index call options we may purchase in the future to hedge contract holder index allocations applicable to future reset periods for our indexed annuity products as required under SFAS 133 and SFAS 157, income (loss) from the initial adoption of changes in accounting principles, income (loss) from reserve changes (net of related amortization) on business sold through reinsurance, losses on early retirement of debt, including subordinated debt, losses from the impairment of intangible assets and income (loss) from discontinued operations.

The earnings used to calculate ROE, as used in the earnings release, are income (loss) from operations.  Income (loss) from operations is an internal measure used by the company in the management of its operations.  Management believes that this performance measure explains the results of the company's ongoing businesses in a manner that allows for a better understanding of the underlying trends in the company's current business because the excluded items are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments, and, in most instances, decisions regarding these items do not necessarily relate to the operations of the individual segments.

($ in millions, except per share data)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net Income	$148.4	$329.6	$562.3	$1,102.1
Less:
Excluded realized loss, after-tax	(166.8)	(42.7)	(274.5)	(17.3)
Income (loss) from reserve changes (net of related amortization)
on business sold through reinsurance, after-tax	0.4	0.4	1.3	(7.2)
Impairment of intangibles, after-tax	-	-	(139.0)	-
Income (loss) from discontinued operations, after-tax	(1.0)	6.6	(5.5)	20.6
Income From Operations	$315.8	$365.3	$980.0	$1,106.0

Earnings Per Share (Diluted)
Net income	$0.58	$1.21	$2.16	$4.00
Income from operations	1.23	1.34	3.77	4.01

Average Equity
(Excluding AOCI)	$11,308.2	$11,726.3	$11,371.9	$11,578.6

Return on Equity
Net income	5.2%	11.2%	6.6%	12.7%
Income from operations	11.2%	12.5%	11.5%	12.7%

Definition of Book Value Per Share Excluding AOCI
Book value per share excluding AOCI is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders' equity excluding AOCI, by (b) common shares outstanding. Management provides book value per share excluding AOCI to enable investors to analyze the amount of our net worth that is primarily attributable to our business operations. Management believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.  Book value per share is the most directly comparable GAAP measure.  A reconciliation of book value per share to book value per share excluding AOCI as of September 30, 2008 and 2007 is set forth below.

	As of September 30,
	2008	2007
Book value per share, including AOCI	$37.11	$44.41
Per share impact of AOCI	(7.07)	0.74
Book value per share, excluding AOCI	$44.18	$43.67

LINCOLN NATIONAL CORPORATION
DIGEST OF EARNINGS

($ in millions, except per share data)
	For the Three Months Ended
	September 30,
	2008	2007

Revenues	$2,436.0	$2,600.8
Net Income	148.4	329.6

EPS - Basic	$0.58	$1.22
EPS - Diluted	0.58	1.21

Average Shares - Basic	255,865,067	269,395,799
Average Shares - Diluted	257,645,254	272,487,687

	For the Nine Months Ended
	September 30,
	2008	2007

Revenues	$7,609.7	$7,892.8
Net Income	562.3	1,102.1

EPS - Basic	$2.18	$4.06
EPS - Diluted	2.16	4.00

Average Shares - Basic	258,192,178	271,597,197
Average Shares - Diluted	259,962,129	275,437,786

Forward-Looking Statements—Cautionary Language

Certain statements made in this release and in other written or oral statements made by Lincoln or on Lincoln's behalf are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: "believe", "anticipate", "expect", "estimate", "project", "will", "shall" and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services or products, future performance or financial results, and the outcome of contingencies, such as legal proceedings. Lincoln claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Continued deterioration in general economic and business conditions, both domestic and foreign, that may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding and investment results;

•
Continued economic declines and credit market illiquidity could cause us to realize additional impairments on investments and certain intangible assets including a valuation allowance against deferred tax assets, which may reduce future earnings and/or affect our financial condition and ability to raise additional capital or refinance existing debt as it matures;

•	Uncertainty about the effectiveness of the U.S. government's plan to purchase large amounts of illiquid, mortgage-backed and other securities from financial institutions;
•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, Lincoln's products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against Lincoln or its subsidiaries, and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which Lincoln and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of Lincoln's fixed annuity and life insurance businesses and demand for Lincoln's products;
•
A decline in the equity markets causing a reduction in the sales of Lincoln's products, a reduction of asset-based fees that Lincoln charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs, value of business acquired, deferred sales inducements and deferred front-end loads and an increase in liabilities related to guaranteed benefit features of Lincoln's variable annuity products;

•
Ineffectiveness of Lincoln's various hedging strategies used to offset the impact of changes in the value of liabilities due to changes in the level and volatility of the equity markets and interest rates;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from Lincoln's assumptions used in pricing its products, in establishing related insurance reserves and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income, including as a result of stranger-originated life insurance business;

•
Changes in GAAP that may result in unanticipated changes to Lincoln's net income, including the impact of Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," and SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities;"

•
Lowering of one or more of Lincoln's debt ratings issued by nationally recognized statistical rating organizations and the adverse impact such action may have on Lincoln's ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of Lincoln's insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention and profitability of its insurance subsidiaries;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of Lincoln's companies requiring that Lincoln realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including Lincoln's ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions, including Lincoln's ability to successfully integrate Jefferson-Pilot's businesses, to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe;

•	The adequacy and collectibility of reinsurance that Lincoln has purchased;
•	Acts of terrorism, war or other man-made and natural catastrophes that may adversely affect Lincoln's businesses and the cost and availability of reinsurance;
•
Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that Lincoln can charge for its products;

•
The unknown impact on Lincoln's business resulting from changes in the demographics of Lincoln's client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life; and

•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers.

The risks included here are not exhaustive. Lincoln's annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC include additional factors which could impact Lincoln's business and financial performance. Moreover, Lincoln operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on Lincoln's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of the release.